STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

October 12, 2011

Job Number: C20111013-0043
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110736272-21	Amended & Restated Articles	5 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20111013-0043
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the office of	Document Number 20110736272-21
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/12/2011 2:38 PM
	Entity Number C6042-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

3-TRACK GLOBAL, INC.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

ARTICLE IV has been amended to include authorization for 5,000,000 shares of preferred stock; ARTICLE V has been revised to provide for a variable Board of Directors between two and ten; ARTICLE XII has been added to allow the Board of Directors to further amend the Articles of Incorporation for the sole purpose of changing the name of the corporation.

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

**AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
2-TRACK GLOBAL, INC.**

The undersigned, Woosun Jung, does hereby certify that:

He is the duly elected Chief Executive Officer and Secretary, of 2-Track Global, Inc., a Nevada corporation (the "Corporation"), originally incorporated March 12, 2002 in the State of Nevada. This Amended and Restated Articles of Incorporation restates, integrates and also further amends the Corporation's original Articles of Incorporation as heretofore amended or supplemented.

These Amended and Restated Articles of Incorporation have been duly approved by the board of directors and stockholders of the Corporation pursuant to Sections 78.2055 and 78.403 of the Nevada Revised Statutes. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment and restatement is: Greater than 50%.

The text of the Articles of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is 2-Track Global, Inc. (hereinafter called the "Corporation").

ARTICLE II

The name and address of the resident agent of the Corporation is:

Business First Formations, Inc.
3702 S. Virginia Street Ste. G12-401
Reno, NV 89502

ARTICLE III

The nature and purpose for which the Corporation is formed is to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

Upon the effectiveness of these Amended and Restated Articles of Incorporation, the Corporation shall have authority to issue Eighty Million (80,000,000) shares of capital stock of which Seventy-Five Million (75,000,000) shares shall be designated "Common Stock," par value of $0.001 per share, and Five Million (5,000,000) shares shall be designated "Preferred Stock," par value of $0.001 per share.

Common Stock. Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held. All persons who acquire shares of Common Stock in the Corporation shall acquire such shares subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation.

Preferred Stock. The Board of Directors of the Corporation shall have authority to prescribe and issue the Preferred Stock in one or more series and to prescribe the number of shares constituting and the designation of each such series of Preferred Stock and the rights, voting powers, designations, preferences, privileges, limitations, dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences; provided, however, that, if more than one series of Preferred Stock is issued, the Board of Directors shall, by resolution, prescribe a distinguishing designation for each such series: and provided, further, that the rights prescribed by the Board of Directors with respect to voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designations must be described in a resolution of the Board of Directors prior to the issuance of such shares and a certificate describing such rights must be filed in accordance with Nevada law.

ARTICLE V

Members of the governing Board shall be known and styled as "Directors" and the Corporation shall have not less than two (2) nor more than ten (10) directors the exact number to be determined from time to time by the Board of Directors.

The officers of the Corporation shall be a President, Secretary, and Treasurer. The Corporation may have such additional officers as may be determined from time to time in accordance with the By-Laws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the By-Laws and laws of the State of Nevada. Any person may hold two (2) or more offices in said Corporation.

ARTICLE VI

The Corporation shall have perpetual existence and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereinafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

No stockholder shall be liable for the debts of the Corporation beyond the amount which may be due or unpaid upon any share or shares of stock of the Corporation owned by that person.

ARTICLE VIII

Each stockholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for each director to be elected. Stockholders shall not be entitled to cumulate their votes.

ARTICLE IX

The Directors shall have the powers to make and alter the By-Laws of the Corporation. By-Laws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE X

The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444 inclusive and successor statutory provisions.

ARTICLE XI

The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.7502 or any other law then in effect or as it may hereafter be amended.

The Corporation shall indemnify each present and future director, officer, employee or agent of the Corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the Corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

ARTICLE XII

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's primary business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate. This provision shall not abrogate the rights of shareholders to otherwise change the name of the Corporation by amending the Corporation's Articles of Incorporation in the manner prescribed in the NRS.

These Amended and Restated Articles of Incorporation shall be effective as of the date filed with the office of the Nevada Secretary of State.

IN WITNESS WHEREOF, the undersigned officer has executed these Amended and Restated Articles of Incorporation this 30 day of September 2011.

Woosun Jung
Chief Executive Officer and Secretary

CARITA J HAMPTON
NOTARY PUBLIC
STATE OF NEW JERSEY
MY COMMISSION EXPIRES MAR. 4, 2015
I.D.# [illegible]